Exhibit 99.1

Pacific Software Inc. Acquires Social Network Grandwall.com

January 17, 2017. Laguna Beach, CA. Pacific Software Inc. (ticker symbol OTC: PFSF) is pleased to announce that it has entered into a Definitive Asset Purchase and Sale Agreement with the founders of Grandwall.com. The transaction will result in the company acquiring Grandwall.com, a political Vertical Social Network (VSN) and related assets. The website will be based on technology developed in both the Augmented Reality (AR) and Virtual Reality (VR) space. The terms of a transaction were not disclosed.

“Grandwall.com intends to position itself as an AR and VR social media platform driven by technology developed by Social Network giants that has engaged a new generation of savvy, socially minded individuals”, stated Harrysen Mittler, CEO. “These special communities are formed around a shared interest, location, need, event, and/or association”. These politically minded individuals, intertwined with social networking, messaging and commerce may result in a new generation of interconnected special interest groups. As a result, Grandwall.com may be the first special interest network presented in the AR and VR space.

As an AR and VR platform, Grandwall.com may feature a state-of-the-art digital wall erected between the USA and Mexico. Regardless of party affiliations or personal preferences, there appears to be as much support for the idea of a border barrier as opposition to it. A recent Rasmussen Report telephone survey found that 51% of all likely voters favored a wall, while 37% did not and 12% were still undecided. Among millennials, a Harvard University Institute of Politics survey found 43% in favor and 53% opposed wall construction. No matter what side of the political fence people find themselves the emotional discussions about the wall will not go away. So what the magazine Slate has called “The Great Wall of Trump” is an idea that is gaining some traction among a significant number of Americans.

On the campaign trail, President-Elect Mr. Donald Trump announced the construction of a wall along the Mexico-USA border to keep out illegal immigrants for national security measures and illegal trafficking of drugs. Mr. Trump repeatedly stated, “I will build a great, great wall on our southern border, and I will make Mexico pay for that wall. Mark my words…” which became the most controversial subject during the presidential election. CNBC’s Kate Drew stated that the construction of a physical wall would cost the US government 15 billion -25 billion USD and years if not decades to build traversing over a variety of terrains including urban areas and deserts.

GrandWall.com may present the first social media network visualizing the southern border digital wall and using it as a platform for political discussions and special interest debates. The company may shortly launch its non-partisan digital wall with a marketing program to special interest, social network followers. The centerpiece consists of a 1,989 mile long digital wall with millions of wall pieces and bricks to be purchased and designed exclusively by our members. The ongoing controversy between opinions and perspectives may project our wall as a place for individuals and entities to express their political arguments, sentiments and desires digitally.

As a result GrandWall.com may become the largest digital canvas globally displaying millions of personal beliefs, comments and unique viewpoints. Sources of revenue from it are expected from four platforms: the sale of memberships to individuals or entities who may, shape and design segments or bricks of the virtual wall space for a minimum of $1.00 per piece and per year; the display of advertising offered to corporations and individuals within the network; the marketing of vendor brands for a fee to entities interacting within the network and the offering of premium IT services including: storage, encrypted messaging, email and others.

According to Goldman Sachs’ 2016 Equity Research, AR can reshape the way material transactions are completed and has “the potential to become the next big computing platform” which overlays digital information onto the physical world and has the real potential to reshape existing ways of doing things. “Given that VR/AR technology is still in the early stages of development, we estimate $80 billion in revenue by 2025, $45 billion in hardware and $35 billion in software. In addition HMDs (head-mounted-devices) may gain popularity as technology improves; adoption is limited by mobility and battery life. Our "accelerated uptake" scenario predicts a $182 billion market, $110 billion in hardware and $72 billion in software, where VR/AR technology evolves from a niche market device to a broader computing platform. These forecasts compare with the current hardware markets for notebooks at $111 billion, desktops at $62 billion, and videogame consoles at $14 billion”.

Memberships to the Grandwall.com may be available to everyone, and there may be no restrictions on what members could publish on their wall pieces of the digital border wall (#borderwall) as protected by the First Amendment, whether they support President-elect Donald Trump (@RealDonaldTrump) and his proud “Make America Great Again” movement (#MakeAmericaGreatAgain) or whether they support or voted for Hillary Clinton (@HillaryClinton) and her “Stronger Together” campaign (#StrongerTogether) or any other candidate.

About Us: Pacific Software Inc. is a U.S. based corporation which has acquired social media platform Grandwall.com, its software and related assets. Our team of software developers and Internet specialists have worked on projects with over 500 agencies and clients in the USA, EU, UK, and other countries. Once fully designed, engineered and online Grandwall.com may be characterized as a “third generation” social media platform in the emerging augmented reality (AR) and virtual reality (VR) technology space with worldwide applications.

Contact: For further information please visit our social network at www.grandwall.com and our corporate website at www.pacificsoftwareinc.com or call us or email us at any time.

Pacific Software Inc.

Harrysen Mittler, Chairman and CEO

chairman@grandwall.com

Heide Morris, Investor Relations

investors@grandwall.com

Address:

537 S. Coast Hwy

Laguna Beach

CA 92651

U.S.A.

Safe Harbor Notice: Included in this release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to have been correct. The company's actual results could differ materially from those anticipated in the forward-looking statements.